For Immediate Release

Contact: Willing L. Biddle, President or
James R Moore, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.
Announces Acquisition of The Emerson Shopping Plaza
Emerson, New Jersey

Greenwich, Connecticut April 30, 2007 ... Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced that it has completed the purchase of the Emerson Shopping Plaza in Emerson, New Jersey for a purchase price of $17.25 million, excluding closing costs. The center, located at the intersection of Old Hook Road and Main Street was built in the 1980’s, contains 92,441 square feet of leasable space and is anchored by a 50,150 sf ShopRite supermarket. The center contains national and regional retailers who serve the needs of the surrounding community such as Dunkin’ Donuts, Hallmark Cards, Bank of America and H&R Block. The acquisition was funded with the net proceeds received from the recent sale of the Company’s Tempe, Arizona property in a tax-deferred exchange transaction and available cash. The Seller was the family who originally developed the property. There was no broker involved in the transaction. James Aries, Vice President of Acquisitions negotiated the purchase for Urstadt Biddle.

Willing Biddle, President of Urstadt Biddle Properties Inc. said, “We are pleased to announce the addition of the Emerson Shopping Plaza to our core portfolio. Emerson is an affluent bedroom community in Bergen County, New Jersey. The property is well-located with a strong tenant roster and stable cash flow. This acquisition continues our expansion into northern New Jersey. We are actively seeking additional investment opportunities in the suburban communities of New Jersey surrounding New York City in addition to our core market of Westchester, Fairfield, and Putnam counties.”

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with the liquidity of being listed on the New York Stock Exchange since 1969. UBP owns 39 properties containing approximately 3.9 million square feet of space and has paid 145 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.